Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, April 28, 2011	TRADED: Nasdaq
LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, Apr. 28 — Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2011. Highlights of the quarter:
•	Net sales increased one percent to $253 million versus $250 million in the third quarter last year, reflecting continued sales growth for both specialty foods and candles.

•	Net income totaled $19,441,000 compared with $24,222,000 for the corresponding quarter a year ago, as both business segments faced significantly higher commodity costs. Third quarter net income per diluted share totaled $.71 compared to $.86 a year ago.

•	Specialty Foods sales increased less than one percent to $217.4 million on higher pricing, but modestly lower volume. Retail food sales declined approximately nine percent, in part due to Easter occurring nearly three weeks later in April this year. Operating income totaled $31.7 million compared to the record $38.7 million in the third quarter last year. Higher material and freight costs, along with a less favorable sales mix, were only partially offset by recently-implemented pricing actions which lagged the cost increases.

•	Glassware and Candles sales increased four percent to $35.2 million on higher candle sales. Increased material costs led to segment operating income declining to $0.7 million from $1.7 million in the third quarter last year.

•	The company’s balance sheet remained strong with no debt outstanding at March 31, 2011.

•	The quarterly cash dividend was continued at the higher level set last quarter.
For the nine months ended March 31, 2011, net sales were $834 million compared to $809 million last year. Net income was $77,071,000, or $2.77 per diluted share. Net income for the nine months a year ago totaled $92,154,000, or $3.27 per diluted share. Current year-to-date net income included pretax income of $1.0 million (two cents per share after taxes) from a second-quarter distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, net income included a pretax CDSOA distribution of $0.9 million (two cents per share after taxes).
John B. Gerlach, Jr., chairman and CEO, said, “We were pleased with the growth of foodservice sales, which led to record third quarter Specialty Foods sales. However, our third quarter comparisons were difficult due to the strength of the prior-year quarter, this year’s later Easter, a less favorable
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sales mix, higher commodity and freight costs, and lower production levels within our frozen roll operations. While our key retail products generally maintained solid market positions and we saw good placement of recently introduced retail food products, we also experienced somewhat weaker than hoped retail food volumes.”
Looking ahead, Mr. Gerlach said, “Fourth-quarter Specialty Foods volumes should benefit from the later Easter, as well as further contributions from newer product introductions. The segment’s net sales and margins should also reflect recently implemented pricing actions, which we anticipate should mitigate the impact of higher food commodity costs. The seasonally slow fourth quarter for our candle operations will continue to be affected by higher wax costs while we work with our candle customers to adjust pricing.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales	$252,623	$250,328	$833,912	$808,603
Cost of sales	200,089	188,405	645,063	598,196

Gross margin	52,534	61,923	188,849	210,407
Selling, general & administrative expenses	23,060	24,328	72,441	69,196
Restructuring and impairment charges	—	87	—	2,133

Operating income	29,474	37,508	116,408	139,078
Interest income and other — net	54	(6)	1,110	946

Income before income taxes	29,528	37,502	117,518	140,024
Taxes based on income	10,087	13,280	40,447	47,870

Net income	$19,441	$24,222	$77,071	$92,154

Net income per common share:(a)

Net income — basic and diluted	$.71	$.86	$2.77	$3.27

Cash dividends per common share	$.33	$.30	$.96	$.885

Weighted average common shares outstanding:
Basic	27,494	28,173	27,755	28,134
Diluted	27,520	28,198	27,781	28,163

(a)	Based on the weighted average number of shares outstanding during each period.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

NET SALES
Specialty Foods	$217,436	$216,471	$692,539	$675,911
Glassware and Candles	35,187	33,857	141,373	132,692

	$252,623	$250,328	$833,912	$808,603

OPERATING INCOME
Specialty Foods	$31,664	$38,702	$121,025	$138,000
Glassware and Candles	676	1,672	5,044	9,485
Corporate expenses	(2,866)	(2,866)	(9,661)	(8,407)

	$29,474	$37,508	$116,408	$139,078

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	June 30,
	2011	2010

ASSETS
Current assets:
Cash and equivalents	$107,702	$100,890
Receivables — net of allowance for doubtful accounts	77,928	67,766
Total inventories	104,121	121,509
Deferred income taxes and other current assets	27,466	27,234

Total current assets	317,217	317,399
Net property, plant and equipment	181,074	166,097
Other assets	103,138	102,957

Total assets	$601,429	$586,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,976	$41,904
Accrued liabilities	38,362	36,049

Total current liabilities	78,338	77,953
Other noncurrent liabilities and deferred income taxes	25,245	23,592
Shareholders’ equity	497,846	484,908

Total liabilities and shareholders’ equity	$601,429	$586,453

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